Exhibit 2.1

AMENDMENT NO. 2 TO SHARE PURCHASE AGREEMENT
This Amendment No. 2 to SHARE PURCHASE AGREEMENT (this "Amendment") has been entered into as of January 1, 2014, by and among LivingSocial, Inc., a Delaware corporation ("LivingSocial"), LivingSocial, B.V., a Netherlands limited liability company ("Seller"), Groupon, Inc., a Delaware corporation ("Parent"), and Groupon Trailblazer, Inc., a Delaware corporation ("Buyer"). LivingSocial, Seller, Parent, and Buyer are sometimes referred to herein as the "Parties" and each, individually, as a "Party".
Recitals
A.    Reference is made to that certain Share Purchase Agreement dated as of November 6, 2013, as amended by Amendment No. 1 thereto, dated November 26, 2013 (the "Share Purchase Agreement"), by and among the Parties.
B.    Pursuant to Section 9.10 of the Share Purchase Agreement, the Parties desire to amend, restate and supplement certain provisions set forth in the Share Purchase Agreement.
C.    All capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed thereto in the Share Purchase Agreement.
NOW, THEREFORE, the Parties hereto agree as follows:
Amendment
1.The following definitions shall be inserted into Section 1.1 of the Share Purchase Agreement in the proper alphabetical order:
""Prospectus" has the meaning ascribed thereto in the Underwriting Agreement."
""Underwriting Agreement" shall mean the proposed underwriting agreement among LivingSocial, Parent and Morgan Stanley & Co., LLC."
2.A new Section 4.2(d) is hereby added to the Share Purchase Agreement as follows:
(d)    Not intending to limit the foregoing, after the Closing Date but subject to the execution of the Underwriting Agreement and the filing of the Prospectus, LivingSocial shall:
(i)    (A) provide reasonable access upon reasonable advance notice at reasonable times during normal business hours to the information necessary to support Parent's preparation and completion by March 31, 2014 of audited consolidated financial statements of LS Korea, the Company and its Subsidiaries for the year ended December 31, 2013, as Parent may reasonably request, and (B) provide reasonable access upon reasonable advance notice at reasonable times during normal business hours to LivingSocial personnel who will cooperate with Parent personnel and auditors, as applicable, with respect to the preparation and completion of such financial statements; and
(ii)    provide as soon as practicable, but in no case later than January 31, 2014: (A) information and supporting documentation relied upon by LivingSocial to substantiate the value of the LivingSocial shares held by LS Korea as required by law, as of the date of receipt by LS Korea (in connection with the acquisition of the Company by LivingSocial and LS Korea), and (B) information and supporting documentation reasonably required for Parent to perform a formula-based calculation, under Korean Tax requirements, of the value of the LivingSocial shares held by LS Korea, as of the date of disposal by LS Korea, and (C) to the extent any valuations of LivingSocial have been performed on or around the date such LivingSocial shares were received by LS Korea or disposed of by LS Korea, LivingSocial shall use reasonable efforts to secure access to such valuation reports from its third party valuation consultant.
3.The following sentence is hereby added to the end of Section 4.15(d) of the Share Purchase Agreement:
"All incremental expenses (including reasonable attorney and auditor fees) incurred by Parent specifically attributable to the underwritten sale of the Parent Shares under the Underwriting Agreement shall be borne by the Selling Stockholder, up to an aggregate maximum of $300,000; provided that Parent shall pay $75,000 worth of such expenses ("Parent Share of Expenses". Prior to the Closing, Parent shall provide the Selling Stockholder estimates of all such underwriting

Exhibit 2.1

expenses, which aggregate estimated underwriting expenses shall reduce the Closing Cash Payment, except that the Parent Share of Expenses shall not reduce the Closing Cash Payment. Following the Closing, Parent shall provide reasonable documentation to the Selling Stockholder evidencing the final amount of all such underwriting expenses, and Parent and the Selling Stockholder then shall reconcile and promptly pay the amounts, if any, owing to one another for such final underwriting expenses."
4.The second sentence of Section 4.15(n) of the Share Purchase Agreement is hereby amended and restated in its entirety to read as follows:
"Notwithstanding the foregoing, Seller will be permitted to sell in a single trading day more than ten percent (10%) of the ADTV; provided that such sales are carried out (i) by means of block trades of Parent Shares that in the aggregate are valued at least at One Hundred Million U.S. Dollars ($100,000,000) (or such lesser amount equal to the value of the Parent Shares actually delivered if Parent does not deliver Parent Shares valued at least at One Hundred Million U.S. Dollars ($100,000,000) pursuant to Section 2.2(a)(ii)), or (ii) pursuant to the Underwriting Agreement; provided further that (x) any such block trades made pursuant to subsection (i) are executed by JP Morgan Chase, Morgan Stanley or another dealer agreed to in advance by Parent and Seller, at a discount of no more than five percent (5%) to Parent’s prevailing share price at the time of such trade and Parent shall reasonably cooperate in any such sale, and (y) Parent shall reasonably assist and cooperate in any diligence efforts and trades to be made pursuant to the Underwriting Agreement, including by making its executive officers available for diligence interviews with Morgan Stanley and its counsel, entering into a lock-up for the reasonable period required by Morgan Stanley, causing its directors and officers to enter into a lock-up for the reasonable period required by Morgan Stanley, and executing and complying with the terms of the Underwriting Agreement."
5.Except as specifically set forth herein, the Share Purchase Agreement shall remain in full force and effect, and its provisions shall be binding on the Parties thereto. References in the Share Purchase Agreement or in any other document to the Share Purchase Agreement shall refer to the Share Purchase Agreement, as amended hereby.
6.This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Parties. Each counterpart may be delivered by facsimile transmission or e‑mail (as a .pdf, .tif or similar uneditable attachment), which transmission shall be deemed delivery of an originally executed counterpart hereof.
7.THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS RULES THEREOF.

[Signature page follows]

Exhibit 2.1

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 to Share Purchase Agreement as of the date first above written.

SELLER: LIVINGSOCIAL, B.V. By: /s/ Timothy O'Shaughnessy Name: Timothy O'Shaughnessy Title: Director A By: /s/ Siti Strijbosch Name: Siti Strijbosch Title: Director B
LIVINGSOCIAL: LIVINGSOCIAL, INC. By: /s/ Timothy O'Shaughnessy Name: Timothy O'Shaughnessy Title: Chief Executive Officer
BUYER: GROUPON TRAILBLAZER, INC. By: /s/ Jason Harinstein Name: Jason Harinstein Title: Senior Vice President
PARENT: GROUPON, INC. By: /s/ Jason Harinstein Name: Jason Harinstein Title: Senior Vice President